UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2012

LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13203	34-1406303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

457 Broadway, Lorain, Ohio		44052-1769
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (440) 244-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of LNB Bancorp, Inc. (the “Company”) approved the terms of the Company’s 2012 CEO Incentive Plan (the “2012 CEO Incentive Plan”) for the period beginning July 1, 2012 and ending December 31, 2012 (the “2012 Second Half Period”).

The 2012 CEO Incentive Plan provides the Company’s Chief Executive Officer with the opportunity to earn a bonus of up to 50% of the Chief Executive Officer’s base pay, half of which is based upon the Company’s achievement of at least 100% of the specified profitability goal for the 2012 Second Half Period and half of which is based upon the Compensation Committee’s evaluation of the Chief Executive Officer’s overall performance. The amount of any payment to be paid to the Chief Executive Officer under the 2012 CEO Incentive Plan will be determined by the Compensation Committee, in its sole discretion, after December 31, 2012.

On June 19, 2012, the U.S. Treasury completed its sale to third parties of the shares of preferred stock originally issued to the Treasury by the Company in the TARP Capital Purchase Program. As a result, following the sale, the Company is no longer subject to the Treasury’s restrictions on executive compensation. Accordingly, the Compensation Committee determined to approve and adopt the 2012 CEO Incentive Plan solely for the 2012 Second Half Period, so that the Chief Executive Officer may be compensated in a manner consistent with the Company’s compensation practices prior to its participation in the TARP Capital Purchase Program.

A copy of the form of the 2012 CEO Incentive Plan is included as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Item 5.02, and the above summary is qualified in its entirety by reference to that Exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	LNB Bancorp, Inc. 2012 CEO Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC.

(Registrant)

Date: November 2, 2012	By:	/s/ Gary J. Elek
Gary J. Elek
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	LNB Bancorp, Inc. 2012 CEO Incentive Plan.